                                                                   EXHIBIT 10.1


                          CONFIDENTIAL PORTIONS OMITTED

                       TERMINATION AND TRANSFER AGREEMENT

            This Termination and Transfer Agreement ("Agreement") is made and entered into as of November 14, 1997 by and between TECHNICLONE CORPORATION, a Delaware corporation having its principal place of business at 14282 Franklin Avenue, Tustin, California 92780, a successor in interest to Techniclone International Corporation, a California corporation, (hereinafter "Techniclone") and ALPHA THERAPEUTIC CORPORATION, a California corporation having its principal place of business at 5555 Valley Boulevard, Los Angeles, California 90032 (hereinafter "Alpha").

                                    RECITALS

            A. Techniclone and Alpha entered into an Agreement dated October 28, 1992, and such Agreement was amended on February 7, 1996, July 13, 1994, and on July 23 1993 (hereinafter collectively referred to as the "Development Agreement").

            B. Techniclone and Alpha believe that it is in their respective best interests to terminate the Development Agreement and enter into this Agreement for the return to Techniclone of the rights described in the Development Agreement and for the transfer to Techniclone of Alpha's know-how, proprietary information and the tradename/trademark "Oncolym(TM)" all of which are further described herein.

            C. Techniclone intends to use its most reasonable business efforts to obtain FDA approval and commercially market the Product as expeditiously as possible.

            NOW, THEREFORE, in consideration of the promises and covenants herein contained, and other good and valuable consideration, the parties agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

            1.1 THE EFFECTIVE DATE means the date of full execution of this Agreement in all its counterparts.


            1.2 LICENSED ANTIBODIES means hybridomas designated LYM-1 (ATCC No. HB 8612), LYM-2 (ATCC No. HB 8613), and other hybridomas, and antibodies produced by or derived from such hybridomas, pursuant to a license agreement dated June 12, 1985 between Northwestern University and Techniclone International Corporation except for certain rights which may be held by the United States Government.

            1.3 BLA means any Biologics License Application for the Product submitted to the FDA.

            1.4 IND DOCUMENTS means the Investigational New Drug application and any supplements, amendments or correspondence submitted by Alpha to the FDA or any correspondence received by Alpha from the FDA in connection therewith.

            1.5 THE PATENT means

                a. U.S. patent 4,724,213 dated February 9, 1988, entitled "Murine Hybridoma LYM-1 and Diagnostic Antibody Produced Thereby" and U.S. patent 4,724,212 dated February 9, 1988, entitled "Murine, Hybridoma LYM- and Diagnostic Antibody Produced Thereby" and any U.S. or foreign patents which may issue therefrom; and

                b. any re-issues or extensions of such patents and any division and any like protection such as supplementary patent extension certificates or anything else of similar effect.

            1.6 PRODUCT means any products or process made, used, sold, hired out or otherwise disposed of anywhere in the world, and which:

                a. falls within the scope of any claim of Patent 4,724,213, entitled "Murine Hybridoma LYM-1 and Diagnostic Antibody Produced Thereby" or

                b. embodies or utilizes any of the claims of Patent 4,724,213 entitled "murine Hybridoma LYM-1 and Diagnostic Antibody Produced Thereby" or

                c. falls within the scope of any other right pursuant to Patent 4,724,213, entitled "Murine Hybridoma LYM-1 and Diagnostic Antibody Produced Thereby" including any product which, although not necessarily a Product at the time of manufacture, sale, or other disposal, is capable, by its virtue of its availability in the marketplace, of being administered or used for any indication covered by Patent 4,724,213, entitled "Murine Hybridoma LYM-1 and Diagnostic Antibody Produced Thereby" and whose labeling does not prohibit use for such indication.

            1.7 AFFILIATE means, with respect to any party, any person or entity which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such party. A person or entity shall be deemed to control a corporation (or other entity) if such person or entity possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation (or other entity) whether through the ownership of voting securities, by contract or otherwise.

            1.8 NET SALES means the gross amount invoiced by Techniclone or its Affiliates on all sales of Product to third parties less the following items to the extent the amount of such item was included in such gross amount invoiced (whether or not separately stated on such invoice): a. credits or allowances granted upon returns, rejections or recalls; b. freight, shipping and insurance costs; c. quantity and other trade discounts, credits or allowances actually allowed and taken; d. customs duties, taxes and surcharges and other governmental charges incurred in connection with exportation or importation; and
e. government mandated and other rebates.

                                    ARTICLE 2

                                   TERMINATION

            2.1 TERMINATION OF DEVELOPMENT AGREEMENT. Alpha and Techniclone hereby terminate the Development Agreement effective as of the date first set forth above. Accordingly, Alpha's rights in the Licensed Antibodies, the Patent and the Product are hereby terminated, and Techniclone accordingly shall resume ownership and control of same.

            2.2 EXPRESS WAIVER. Except as set forth in this Agreement, notwithstanding anything to the contrary set forth in the Development Agreement, including but not limited to Section 8.6 thereof, the parties agree that no rights or obligations will survive the termination of the Development Agreement.

                                    ARTICLE 3

                       TECHNOLOGY, TRANSFER AND ASSISTANCE

            3.1 TRANSFER OF REGULATORY AFFAIRS. Alpha shall supply to Techniclone all of its original IND Documents and shall retain one copy for its records. Such copy shall only be used to comply with regulatory requirements. Alpha hereby transfers all of its right, title and interest in such IND Documents to Techniclone. Techniclone and Alpha shall jointly notify the FDA of this transfer. Alpha shall also supply Techniclone with a copy of its file concerning the Orphan Drug Application submitted for the Product. Alpha hereby transfers all of its right, title and interest in the Orphan Drug Application substituted for the Product and agrees to use its most reasonable business efforts to have Techniclone recognized as the owner for all purposes of such Orphan Drug Application.

            3.2 TRANSFER OF CLINICAL PROGRAM. The parties shall cooperate and assist each other in concluding the clinical research activities being conducted by Alpha in furtherance of the Development Agreement and in transferring such activities to Techniclone. Alpha and Techniclone shall jointly notify Alpha's clinical investigators regarding the termination of Alpha's responsibility for the clinical trials being conducted and that Techniclone will assume sponsorship and control of the clinical trials. Techniclone shall, with Alpha's assistance and full cooperation, establish its own relationship with Alpha's clinical sites and investigators, and subject to a review of the obligations to be undertaken by Techniclone, will assume full responsibility for any remaining activities required to be performed in connection with the clinical trials. The orderly transfer of the clinical trial responsibility shall occur as soon as possible after the execution of the Agreement.

            3.3 TRANSFER OF OTHER KNOW-HOW, PROPRIETARY INFORMATION AND TRADEMARK/TRADENAME. Alpha shall physically transfer to Techniclone all data, information it has developed or purchased concerning the research, development, testing, and marketing activities conducted pursuant to the Development Agreement. Alpha hereby transfers to Techniclone all of its right, title and interest in the Know-How and Proprietary Information set forth as Exhibit A. This right is exclusive, except for Alpha's rights to access the information as set forth in Section 6.2 of this Agreement. The data and information to be so transferred is further described on Exhibit "A" attached hereto (collectively "Know How" and "Proprietary Information"). Further, Alpha hereby agrees to transfer its Tradename/Trademark "Oncolym(TM)". Such transfer to be evidenced by Alpha executing an Assignment of Tradename/Trademark in substantially the form attached as Exhibit B to this Agreement.

            3.4 TIMEFRAME FOR COMPLETION OF TRANSFER. Performance of the matters set forth in 3.1, 3.2 and 3.3 above will be completed within 45 days of the effective date.

            3.5 ALPHA ASSISTANCE. During the nine (9) months following the execution of this Agreement Alpha agrees to make available to Techniclone, for up to two hundred (200) hours of consultation, the Alpha employees involved in the development of the Product pursuant to the Development Agreement. Such consultation shall be subject to the payments set forth in Section 5.5. Alpha agrees to use its most reasonable business efforts to make the named, requested personnel available, if they are still in its employ, to consult with Techniclone at the earliest possible time, during normal business hours, but in any event, not later than ten (10) working days after receiving notice from Techniclone that such assistance will be required.

                                    ARTICLE 4

                         TECHNICLONE DEVELOPMENT PROGRAM

            4.1 DUE DILIGENCE. Techniclone shall promptly commence all remaining development work and clinical studies necessary for submission of a BLA for the Product to the FDA, and will pursue with reasonable business efforts all activities necessary to obtain approval of the BLA as expeditiously as possible. Techniclone will use reasonable business efforts to promptly file applications with the appropriate regulatory authorities in Canada, Mexico and such other countries in Central America, South America and Asia as Techniclone, in its sole business judgment, designates to achieve approvals in those countries as soon as is practicable.

            4.2 MARKETING PROGRAM. Techniclone will use reasonable business efforts to effect commercial sales of the Product as soon as possible. Following the initial commercial launch of the Product and until the expiration of this Agreement, Techniclone shall use reasonable business efforts to market and sell the Product.

                                    ARTICLE 5

                                    PAYMENTS

            5.1 PAYMENTS. For, and in consideration of, the termination of Alpha's rights as described in Article 2 and of transfer of its entire right, title and interest to the Know-How, Proprietary Information and Tradename/Trademark, "Oncolym(TM)" all as described on Exhibit A, Techniclone shall pay to Alpha the following fees and royalties set forth below.

            5.2 FEES. Techniclone shall pay to Alpha the following amounts for the termination of the Development Agreement and the transfer of the Tradename/Trademark, "Oncolym(TM)". The amounts due and the events which make such amounts due and payable are set forth below:

                $     [*]    Payable upon signing the Agreement
                      [*]    When the first patient is enrolled, in a
                             Techniclone sponsored clinical trial or six months,
                             whichever is earlier
                      [*]    Upon Techniclone's filing of the BLA for the
                             Product
                      [*]    Upon FDA approval of the BLA for the Product
                ---------
                $     [*]
                =========

[*CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION]

            5.3 ROYALTIES. For five (5) years following BLA approval, Techniclone shall pay Alpha a royalty of [*] of its Net Sales revenue of the Product which is sold in the United States, Canada, Mexico, Central America, South America and Asia. Royalty payments shall be made quarterly during the term of this Agreement within 60 days of the close of each calendar quarter.

            5.4 ROYALTY REPORTS AND AUDITS. Techniclone shall supply to Alpha a written report for each six month period following approval of the BLA (or of its equivalent in the other countries set forth in Section 2.1 of the Development Agreement), showing (i) the Net Sales of all Products in each country; (ii) the royalties, payable in U.S. Dollars, which shall have accrued hereunder with respect to such sales; (iii) taxes, if any, required by law to be deducted with respect to such sales; and (iv) the exchange rates used in converting the royalties into dollars from the currencies in which the sales were made. In addition, upon the written request of Alpha and at Alpha's cost, Techniclone shall permit an independent public accountant, selected by Alpha and acceptable to Techniclone, to have access during normal business hours to those records of Techniclone as may be reasonably necessary to verify the accuracy of the royalty reports furnished to Alpha pursuant to this Section.

            5.5 PAYMENT FOR CONSULTATION. After the completion of the transfer of the materials and the completion of the obligations set forth in Article 3, then Techniclone shall pay Alpha [*] per hour for each hour that an employee of Alpha consults with Techniclone. If such consulting is accomplished by telephone, all time for such employee shall be billed to the nearest quarter hour and if in person, at Techniclone's facility or at a place designated by Techniclone, Alpha shall be entitled to bill the greater of a minimum of 8 hours per day or the actual hours worked.

            5.6 CESSATION OF PRODUCT DEVELOPMENT. The parties acknowledge that the consideration tied to successful development of the Product that is, the three fee payments in Section 5.2 above are only due upon the occurrence of the respective event set forth in Section 5.2, as well as the royalty payments of
Section 5.3 - are a material inducement to Alpha in entering into this Agreement. Accordingly, in the event Techniclone, in its sole judgment, determines that further development of the Product is not feasible, Techniclone shall, thirty (30) days prior to the cessation of the development, notify Alpha in writing of its intent not to proceed.

                                    ARTICLE 6

                                 CONFIDENTIALITY

6.1 CONFIDENTIALITY. Except as required by the Securities Exchange Commission or other regulatory agency, Techniclone and Alpha shall keep the contents of this Agreement confidential and shall not disclose its terms to any third party. Neither Techniclone nor Alpha shall use or disclose, directly or indirectly, any of the information of the other party transferred during the term of the Development Agreement or during this Agreement, except as may be necessary to enable the parties to perform their obligations under this Agreement. The parties may disclose such information to its officers, employees and agents, to authorized licensees and sublicenses and to subcontractors to the extent necessary to enable such parties to perform their obligations hereunder or under the applicable agreement. The parties shall also comply with any existing confidentiality

[*CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION] obligation with any third parties contained in any of the documents transferred between Alpha and Techniclone. The provisions of this Section shall not apply to any such information which (i) is known to the receiving party at the time of disclosure or independently developed by the receiving party and documented by written records; (ii) information disclosed to the receiving party by a third party which has a right to make such disclosure; (iii) information which becomes patents, published or otherwise part of the public domain as a result of acts by the disclosing party.

            6.2 ACCESS TO INFORMATION. Alpha shall have access to any of the information referenced in Article 3 and wherever located until the expiration of the 45 day period for transfer of the information to Techniclone.

            6.3 RETURN OF INFORMATION BY TECHNICLONE. Notwithstanding Section
6.1 concerning Confidentiality, Techniclone may use the information and know how contained in any internal Alpha documents provided during the term of the Development Agreement describing Alpha's manufacturing and quality assurance processes, including but not limited to Standard Operating Procedures (SOPs); provided, however, that Techniclone shall remove the Alpha logo from any such material and shall not use any such materials to which the Alpha logo is affixed.

            6.4 PUBLICATION. Techniclone shall have the right to publish or publicly present the results of the clinical activities conducted pursuant to the Development Agreement. Alpha agrees that neither it nor its personnel shall have any right to publish or disclose any data or results relating to the Development Agreement without the prior written consent of Techniclone. Techniclone may, in its sole discretion, refuse to consent to any publication. Techniclone acknowledges that the clinical investigators that Alpha contracted for the trial have the right to publish data on the clinical trial conducted by Alpha, and that Alpha's only right with respect to such publication is to review, within thirty (30) days for all articles and seven (7) days for abstracts, all publications for factual and confidential information. Alpha shall, within two business days of the receipt of such potential publication, deliver to Techniclone, for its review and comments, the article or abstract. Techniclone shall use reasonable business efforts to assemble and publish the data relating to the Phase II/III clinical trials of Oncolym.

            6.5 PUBLICITY. The timing and content of any public communications relating to the Development Agreement or this Agreement will be determined by Techniclone. Alpha shall be entitled to review any press release or publicity relating to this Agreement. If, after review, Alpha reasonably objects to the contents of such press release or publicity, then Alpha and Techniclone shall use their most reasonable business efforts to write and agree on a press release.

            6.6 INJUNCTIVE RELIEF. The parties agree that they would be severely and irreparably injured by a breach of this Article 6 and that the full amount of injury resulting from any such breach would be difficult to estimate. In the event of any breach of this Article, the non-breaching party shall be entitled, without posting bond or proving damages, to equitable relief, including injunctive relief and specific performance. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement, but shall be in addition to all other remedies available at law or in equity.

                                    ARTICLE 7

                                    INDEMNITY

            7.1 INDEMNITY. The parties will indemnify, defend and hold each other harmless against any and all losses, damages, liabilities, including reasonable attorney's fees, and costs which arise out of claims concerning the performance of their respective obligations under this Agreement. Techniclone's indemnity obligation is deemed to include claims in the nature of product liability or patent or trade secret infringement arising out of the manufacture, sale or use of the Product.

            7.2 INDEMNIFICATION PROCEDURE. The party seeking indemnity shall promptly notify the indemnifying party, and the indemnifying party shall assume its defense and settlement at its sole cost and expense.

                                    ARTICLE 8

                              TERM AND TERMINATION

            8.1 TERMINATION AND CAUSE. Either party may terminate this Agreement upon sixty (60) days prior written notice to the other party upon the material breach by such other party of any of its obligations under this Agreement, provided that such termination shall become effective only if the breaching party fails to remedy or cure the breach within such sixty day period.

            8.2 EFFECT OF TERMINATION. Termination of this Agreement shall not relieve or release either party from obligations which have accrued as of the date of termination, or from making any payments which may otherwise be owing to the other party under the terms of this Agreement.

                                    ARTICLE 9

                                  MISCELLANEOUS

            9.1 NO WAIVER. The failure by either party to exercise or enforce any rights under this Agreement shall not be deemed to be a waiver of any such rights, nor shall any single or partial exercise of any right, power, or privilege, or further exercise thereof, operate so as to bar the exercise ore enforcement thereof at any later time. The waiver by either party of any breach of any of the terms of this Agreement by the other shall not be deemed to be a waiver of any other breach of the Agreement.

            9.2 ENFORCEABILITY. If any part or provision of this Agreement is prohibited, or rendered void or unenforceable, the validity or enforceability of the Agreement as a whole or of any part of this Agreement shall not hereby be affected; however, if this results in a material alteration to the terms and conditions of this Agreement, the parties will renegotiate the terms and conditions thereof to resolve any inequities.

            9.3 NOTICES. Any payment, notice, consent or other communication required or permitted to be made shall be deemed to be duly given on the date personally delivered or mailed, if sent to the receive party by hand delivery, facsimile (receipt verified), overnight courier (receipt verified), or certified or registered mail, postage prepaid, addressed to:

                          Alpha Therapeutic Corporation
                              5555 Valley Boulevard
                              Los Angeles, CA 90032
                             Attn: Legal Department

                             Techniclone Corporation
                              14282 Franklin Avenue
                                Tustin, CA 96780

or at such other address designated by the party after the Effective Date, by written notice to the other party.

            9.4 ASSIGNMENT. This Agreement may not be assigned or otherwise transferred by either party without the written consent of the other party. This
Section 9.4 shall not be interpreted to preclude Techniclone from entering into any transaction concerning the Licensed Antibodies, the Product, the Know-How, Proprietary Information or the Trademark/Tradename as long as it retains the obligation to pay Alpha.

            9.5 INDEPENDENCE OF THE PARTIES. Alpha and Techniclone are independent parties, and nothing herein shall be construed to deem them partners or joint venturers, or to make either party liable for any of the debts or obligations of the other party. Neither party shall have the right to bind the other with respect to any contract or any other obligation whatsoever.

            9.6 ARBITRATION. Alpha and Techniclone agree that except for disputes or claims which involve a question of infringement of any of the Patents, any disputes or claims arising under or in connection with this Agreement, including the interpretation or application of this Agreement, shall be settled by arbitration in accordance with the rules of the American Arbitration Association then in force. If the parties cannot agree upon a single arbitrator within ten (10) days after demand by either of them for arbitration, then each arty shall select one arbitrator from a list of arbitrators supplied by the American Arbitration Association. The two arbitrators so selected shall then choose a third arbitrator in order that the dispute may be finally resolved by a majority of the panel of three arbitrators so selected. The decision of the arbitrator or arbitrators shall be final and binding upon the parties both as to law and fact. The expense of the arbitration shall be shared equally by the parties, unless the arbitration award states that the expense shall be otherwise assessed. Any such arbitration shall take place in Los Angeles, California.

            9.7 CHOICE OF LAW. This Agreement is to be read and construed in accordance with, and governed by, California law.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ALPHA THERAPEUTIC CORPORATION


By:   /s/ H. Edward Matveld
   ----------------------------------------------
      H. Edward Matveld, President & CEO

Date: November 14, 1997
     --------------------------------------------



TECHNICLONE CORPORATION


By:   /s/ John N. Bonfiglio
   ----------------------------------------------
      John N. Bonfiglio, Vice President - Business Development

Date: November 14, 1997
     --------------------------------------------

                                   EXHIBIT "A"


Case Report Forms
Investigator Brochures
Investigator Correspondence Files
Nonstatutory SOPs
Protocols
SOPs
Marketing Research
Marketing Plans
The worldwide rights to the Tradename/Trademark "Oncolym(TM)", including all applications and approvals thereof and all files related thereto. Techniclone shall be responsible for all notifications and filing fees associated with such transfer. Alpha agrees to cooperate with the prompt execution of all necessary documentation.

                                   EXHIBIT "B"

                             ASSIGNMENT OF TRADEMARK

            WHEREAS, Alpha Therapeutic Corporation, a California corporation ("Alpha"), of 5555 Valley Boulevard, Los Angeles, California 90032, has adopted, is using and is the owner of the following trademark, which is registered in the United States Patent and Trademark Office:

                              REGISTERED TRADEMARKS

                                                                   REGISTRATION
TRADEMARK                         REGISTRATION NO.                     DATE
---------                         ----------------                     ----
Oncolym                              2,031,214                      1/14/97


            WHEREAS, Techniclone Corporation, a Delaware corporation ("Techniclone"), of 14282 Franklin Avenue, Tustin, California 92780, is desirous of acquiring all right, title and interest of Alpha in the trademark and the registration thereof, together with the goodwill of the business symbolized by the trademark;

            NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, said Alpha does hereby sell, assign and transfer unto Techniclone all of its right, title and interest in and to the trademark, together with the goodwill of the business symbolized by the trademark and the above identified registration.

            IN WITNESS WHEREOF, Alpha Therapeutic Corporation has caused this Assignment to be signed its duly authorized officer this ______ day of November 1997.



                                                ALPHA THERAPEUTIC CORPORATION,
                                                a California corporation


                                                By:____________________________

                                                Its:___________________________

STATE OF CALIFORNIA        )
                           ) SS.
COUNTY OF _________________)


          On November ______, 1997, before me,_________________________________
                       (name, title of officer, e.g., Jane Doe, Notary Public") personally appeared____________________________________________________________
                                     (name(s) of signer(s))

          [ ]         personally known to me  -- OR --

          [ ]         proved to me on the basis of satisfactory evidence

to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which person acted, executed the instrument.

          Witness my hand and official seal.




                                             __________________________________
                                                   (Signature of Notary)